UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2020

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 SE Water Avenue, Suite 390

Portland, OR 97214

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2020, Eastside Distilling, Inc. (the “Company”), Intersect Beverage, LLC, Stephanie Kilkenny, Patrick J. Kilkenny and Robert Grammen (the “Intersect Parties”) entered into a letter agreement (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, the Intersect Parties agreed to waive the requirements set forth in the General Mutual Release, dated effective as of April 24, 2020 (“Mutual Release”), that the Company nominate Geoffrey Gwin for election at Eastside’s 2020 Annual Meeting of Stockholders, and the Company cause Geoffrey Gwin to be submitted to the shareholders for election. The Intersect Parties instead agreed that Robert Grammen be nominated for election in place of Geoffrey Gwin.

The foregoing summary of the Letter Agreement is qualified in its entirety by the full text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On June 2, 2020, the board of directors of the Company (the “Board”) appointed Robert Grammen to the Board, effective June 15, 2020, to serve until the Company’s 2020 Annual Meeting of Stockholders or until his respective successor is duly elected and qualified or until his earlier death, resignation or removal, whichever first occurs. Mr. Grammen has been appointed to the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, effective upon joining the Board.

Mr. Grammen currently serves as a managing director of EFO Management, LLC, a family investment office, where he is responsible for the origination, analysis, structure and execution of direct debt and equity investments, across a wide range of asset classes that includes IT, healthcare, hospitality, spirits and real estate. Prior to joining EFO Management, LLC in 1999, Mr. Grammen served as a vice president of International Trading Group, focusing on the purchase, restructure and sale of distressed municipal bond debt. Mr. Grammen received his Bachelor of Arts in Economics from Bethany College, Bethany, West Virginia.

Mr. Grammen was a consultant for Intersect Beverage, LLC, a California limited liability company (“Intersect”) prior to the Company entering into the previously announced Asset Purchase Agreement, dated September 12, 2019, (the “Asset Purchase Agreement”), between the Company and Intersect, pursuant to which the Company acquired substantially all of the assets of Intersect, an importer and distributor of tequila and related products (the “Transaction”) under the brand name “Azuñia.”

Mr. Grammen maintains a 1.22% interest in Intersect Beverage, LLC and, pursuant to the Asset Purchase Agreement described below, is entitled to a pro-rata portion of the number of shares of common stock of the Company, cash payments and/or promissory notes comprising (i) 1,200,000 shares of the Company’s common stock and, (ii) to the extent certain revenue targets are achieved, the Initial Earnout Consideration (as defined below) and the Subsequent Earnout Consideration (as defined below).

The Fixed Number of Shares will be issued 540 days following the closing date of the Transaction as follows: 850,000 shares of the Company’s common stock will be issued at a stipulated value of $6.00 per share, equivalent to $5,100,000, and the remaining 350,000 shares of the Company’s common stock will be issued at a stipulated value equal to the 20-day volume-weighted average closing price of Company common stock on September 12, 2020. In addition, upon the acquired business (which is comprised of Intersect’s business of importing and distributing tequila and related products (the “Business”)) achieving gross revenues of $3.24 million or more during the first eighteen months following closing date of the Agreement, the Company will issue as further consideration (the “Initial Earnout Consideration”) additional shares of Company common stock at a price per share equal to the 20-day volume-weighted average closing price of the Company’s common stock on the eighteen-month anniversary of the closing date of the Transaction. The number of additional shares of the Company’s common stock to be issued will be based upon a multiple of gross revenue of the Business, ranging from 3.30 to 3.50, and less the aggregate stipulated dollar value of the Fixed Number of Shares previously paid.

If the gross revenue of the acquired Business for the period commencing on the first day of the thirteenth month following the closing date of the Transaction and ending on the last day of the twenty-fourth month following the closing date of the Transaction (the “Subsequent Earnout Period”) equals or exceeds $9.45 million, the Company will pay to the members of Intersect, including 1.22% to Mr. Grammen, $1,500,000, either in cash or a number of shares equal to (x) $1.5 million divided by (y) the 20-day volume-weighted average closing price of the Company’s common stock on the last day of the Subsequent Earnout Period, rounded down to the nearest whole number of shares of the Company’s common stock (the “Subsequent Earnout Consideration”).

Notwithstanding anything set forth in the Asset Purchase Agreement, the Company will not be required to issue shares of common stock if, in order for the Company to issue sufficient shares to pay any portion of the aggregate consideration under the Agreement, the Company would be required to hold a vote of the Company’s stockholders pursuant to Nasdaq Listing Rules. In the event that the Company would be required to hold a vote of the Company’s stockholders pursuant to Nasdaq Listing Rules, the Company may, at its election, issue only that number of shares of common stock which does not require such vote, and instead pay any remaining portion of the aggregate consideration in the form of cash or as a promissory note with a three-year maturity that bears interest at a rate of 6% per annum.

Mr. Grammen will participate in the Company’s annual compensation program for directors, as described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2020.

The information set forth above under Item 1.01 regarding the Letter Agreement is hereby incorporated by reference into this Item 5.02.

Departure of Director

On June 2, 2020, Geoffrey Gwin tendered his resignation from the Board, effective June 15, 2020.

Appointment of CFO

On June 2, 2020, the Board approved the appointment of Geoffrey Gwin as Chief Financial Officer, effective June 15, 2020.

Mr. Gwin, age 53, joined our Board of Directors on August 27, 2019 and tendered his resignation from the Board of Directors on June 2, 2020, effective June 15, 2020. Mr. Gwin is a Board Observer of SMArtX Advisory Solutions, Inc., a private company offering technology solutions to wealth advisors, RIA’s and other financial services firms. Mr. Gwin formed Group G Capital Partners, LLC in 2003 and managed its related strategies as its Chief Investment Officer up through May 2020. Mr. Gwin was a Managing Member of Group G Capital Partners, and has held positions at Symphony Asset Management, BHF-BANK Aktiengesellschaft, and Citibank, Inc. over the last two decades. Mr. Gwin holds a Bachelor of Science in Business from Wake Forest University and is a Charter Financial Analyst.

Compensatory Arrangements of Certain Officers

In connection with Mr. Gwin’s appointment as Chief Financial Officer, Mr. Gwin entered into an Executive Employment Agreement with Eastside effective June 15, 2020 (the “Employment Agreement”). The agreement terminates on June 15, 2021. Under the Employment Agreement, Mr. Gwin will initially receive an annual base salary of $250,000, with $100,000 in cash and $150,000 in RSUs. Twenty-five percent (25%) of the award will vest on each of March 31, June 30 and September 30 and December 31 of each year this contract is in effect, beginning September 30, 2020. Mr. Gwin will also be eligible to receive a target incentive payment of 100% of his annual base salary beginning in 2020, paid 50% in RSUs and 50% in cash. Actual payments will be determined based on a combination of the Company’s results and individual performance against the applicable performance goals established by the Compensation Committee of the Board. Mr. Gwin will also receive (i) a signing bonus of $35,000, 50% in cash and 50% in fully vested stock of the Company, and (ii) other benefits that are generally available to other executive officers of the Company. Mr. Gwin will be entitled to certain severance benefits if he is terminated without cause, or resigns for good reason (in each case, as defined in the Employment Agreement), including, among other things, the remainder of the annual base salary remaining under the employment term and one year of continued vesting of RSUs.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Employment Agreement and is subject to and qualified in its entirety by reference to the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Resignation of Interim CFO

On June 2, 2020, G. Stuart Schreiner agreed to resign as Interim Chief Financial Officer of the Company, effective June 15, 2020.

Eastside’s press release announcing Mr. Grammen’s appointment to the Board, Mr. Gwin’s resignation from the Board and appointment as Chief Financial Officer, and Mr. Schreiner’s resignation as Interim Chief Financial Officer is furnished hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Letter Agreement, dated June 5, 2020
10.2	Executive Employment Agreement dated June 5, 2020 between Geoffrey Gwin and the Company
99.1	Press Release of Eastside Distilling, Inc. dated June 8, 2020, announcing the appointment of Robert Grammen to the Board of Directors and Geoffrey Gwin as Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2020

EASTSIDE DISTILLING, INC.

By:	/s/ Lawrence Firestone
Lawrence Firestone
Chief Executive Officer